SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.

                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
                       FILED PURSUANT TO SECTION 8(a) OF
                      THE INVESTMENT COMPANY ACT OF 1940


The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

     Name: MUNIDIVIDEND INSURED FUND, INC.

     Address of Principal Business Office (No. & Street, City, State, and Zip
     Code):

                           800 Scudders Mill Road
                           Plainsboro, New Jersey 08536

     Telephone Number (including area code): (609) 282-2000

     Name and Address of Agent for Service of Process:

                           Philip L. Kirstein
                           800 Scudders Mill Road
                           Plainsboro, New Jersey  08536

                           Mailing Address:
                           P.O. Box 9011
                           Princeton, New Jersey  08543-9011

     Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

               YES  |X|                             NO :

                                  SIGNATURES


Form of signature if the Registrant is an investment company having a Board of
Directors:

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the Township of Plainsboro and State of New Jersey on the 26th day of March, 2002.



Signature:



                                    MUNIDIVIDEND INSURED FUND, INC.



                                    By:  /s/ ALICE A. PELLEGRINO
                                         ------------------------------
                                         Alice A. Pellegrino
                                         Director and Vice President


Attest:



By: /s/ David Clayton
    ------------------------------
        David Clayton
        Director and Treasurer